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                                   EXHIBIT 11
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS



                                                               12/31/98 to
Return on Equity and Assets               Annualized             3/31/99
                                         --------------     -----------------

Return on average total assets                   (0.08)%                (0.02)%
Return on average equity                         (0.24)                 (0.06)
Dividend payout ratio                                                     N/A
Average equity to average assets                                         0.59

Statement of Per Share Earnings

Net Loss                                                           $ (597,471)
                                                            =================

Average shares outstanding                                          1,154,444

Basic and diluted loss per share                                      $ (0.52)
                                                            =================